                                                                    EXHIBIT 10.4


                                   TERM SHEET
                                   ----------

                (Terms of Executive Employment Agreement between
                    Film Roman, Inc. and David B. Pritchard)


                                                                 August 22, 1997

     1.  Executive:
         ---------

         David B. Pritchard


     2.  Position and Duties:
         -------------------

     President and Chief Executive Officer of Company and its subsidiaries. Duties to be commensurate with those normally performed by President and Chief Executive Officer reporting to and, subject to overall direction of Board of Directors ("Board"). Executive shall also serve as member of Board. Executive shall adhere to the Company's business plan as proposed by Executive and adopted by the Board and shall not initiate (i.e. "green light") any project unless approved by the Board.

     3.  Term:
         ----

     (a) The initial term to commence as of September 15, 1997, and to continue for two (2) consecutive years.

     (b) Company shall have the option (the "first option") to extend the term for an additional twelve (12) months (the "first optional term") commencing upon expiration of the initial term, by giving written notice to Executive to such effect not later than ninety (90) days prior to expiration of the initial term.

     (c) Company shall have the further option (the "second option") to extend the term for an additional twelve (12) month period (the "second optional term") commencing upon expiration of the first optional term by giving Executive written notice to such effect at least ninety (90) days prior to expiration of the first optional term.

     (d) Company shall have the option (the "third option") to extend the Term for an additional twelve (12) month period (the "third optional term") commencing upon expiration of the second optional term by giving Executive written notice to such effect at least ninety (90) days prior to expiration of the second optional term.

                                       1
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     (e) Company will have the right to terminate the agreement for cause (i.e.
conviction of a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance with respect to the Company, conduct tending to bring Company into substantial public disgrace or disrepute, gross negligence or willful misconduct with respect to Company, failure to adhere to Board-approved business plan, or any other material breach of this agreement [subject to three (3) business days to cure same]). Company may also terminate upon death or permanent disability (exceeding sixteen weeks). Company may suspend in the event of force majeure (either party may terminate if suspension continues for more than sixteen weeks).

     4.  Compensation:
         ------------

               (i) Initial term - at the rate of $300,000.00 per year for each of the two years;

               (ii) first optional term  -  at the rate of $350,000.00 per year

               (iii)  second optional term  -

                      first six months - at the rate of $350,000.00 per year

                      second six months - at the rate of $400,000.00 per year

               (iv) third optional year - at the rate of $400,000.00 per year

          The increases provided above for each optional term shall be payable only if the Company shall have met its Target (described below) for the twelve
(12) month period immediately preceding the last date when the option for each such optional term could be exercised. The Target means performance targets to be proposed by Executive in conjunction with the presentation of Executive's proposed business plan, with the understanding that the Board has the right to make the final decision as to such Targets.

          Nothing in this paragraph 4 shall preclude the Board from reviewing and increasing Executive's salary for any period, if the Board in its sole discretion so elects.

          In the event of termination for any reason other than without cause all payments of compensation shall terminate effective as of such termination. In the event of termination without cause, Executive shall be entitled to continue to receive the compensation provided for above during the then current term of the agreement, subject to Company's right to fully mitigate salary obligations by crediting against such amounts any sums received by Executive (whether as salary, independent contractor fees or otherwise) from all sources.

                                       2
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     5.   Benefits:
          --------

          (a) Company shall reimburse Executive for business related expenses. Executive shall receive a car allowance per month (reportable as income) comparable to the Chairman's car allowance. Company shall furnish Executive with Company credit card, car phone reimbursement (for base rate and business use). Company shall furnish Executive with air travel and ground travel as required and shall furnish Executive with first class accommodations whenever outside of Los Angeles on Company business. Air travel shall be business class (unless any other employees are in first class on such flight) within the United States (except that in two class flights, first class travel shall be furnished). Foreign travel shall be first class unless all Company executives are generally travelling in business class.

          (b) Executive shall be entitled to paid vacation (three weeks or more if other executives get greater benefit) health plan and other benefit plans normally accorded executive employees of Company.

          (c) Executive will cooperate with Company in securing life insurance on Executive's life.

     6.   Stock Options:
          -------------

          (a) Executive has been furnished with a copy of Company's 1996 Stock Option Plan and a copy of Company's standard form Option Agreement. Company shall grant Executive options under said Plan as set forth below.

          (b) Subject to execution of the more formal employment agreement, effective as of date hereof Company grants to Executive the right and option to purchase from the Company all or any part of an aggregate of 388,023 shares of Company's common stock upon the terms and conditions set forth in the Company's standard Option Agreement, subject to the Stock Option Plan.

          (c) Effective as of January 5, 1998, Company shall grant Executive the further right and option to purchase from the Company all or part of an additional aggregate of 194,011 shares of Company's common stock upon the terms and conditions set forth in the Company's standard Option Agreement, subject to the Stock Option Plan.

          (d) Specific terms applying to such options are as follows:

               (i)  Price:  The exercise price for the share shall be market
                    -----
     value as of the close of market on date of the grant;

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               (ii)  Term:  The option shall expire on the tenth anniversary of
                     ----
     the grant date unless terminated earlier per the Plan;

               (iii)  Vesting:  options as to all 582,034 shares shall vest as
                      -------
     follows:
               (A) 25% thereof upon expiration of the first twelve months of the initial term

               (B) 25% upon expiration of the initial term

               (C) 20% upon expiration of the first optional term

               (D) 15% upon expiration of the second optional term

               (E) 15% upon expiration of the third optional term

provided that Executive is and has been continuously employed by Company during the full period prior to the time when vesting shall occur in each instance.

               (iv)  Exercise in the Event of Termination:  Except for
                     ------------------------------------
     termination for cause (in which event all options shall terminate on the date of Executive's termination) all options to the extent exercisable at the time of termination shall be exercisable for a period of six (6) months following the month of Executive's termination, unless by their terms they expire sooner; and

               (v) in event of "Change of Control" (defined in Plan), if the sales price per share equals or exceeds $7.00 per share Executive shall have acceleration rights as outlined in Plan, subject to the second sentence of the last full paragraph of paragraph 12.2 thereof.

     7.   Exclusivity; Confidentiality; Non-Compete Covenant:
          --------------------------------------------------

          (a) Executive shall be exclusive to Company during the full term of the agreement other than as referred to in paragraph 8.

          (b) There will be standard trade secret confidentiality, non-solicitation and non-compete provisions for the full term; the non-solicitation provision shall continue for two (2) years after the term. Confidentiality provisions shall continue indefinitely.

     8.   Existing Projects:
          -----------------

          (a)  Introduction:  Executive is currently involved in development or
               ------------
production of existing television program projects ("existing television programs") and

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feature length films intended for initial theatrical or pay television release
("existing feature films"), either directly, through a company known as Pritchard/Ecclesine Productions, Inc. ("PEP"), through Modern Cartoon, Inc. ("MCI"), and/or through various limited liability companies.

          Executive shall immediately divest himself and his corporations (NuNu, inc. and Big Fish) of any interests which he or they may have in (i) any existing television programs (including those owned or controlled by PEP or MCI and those assigned to Company as listed below), (ii) the ownership of PEP and
(iii) any existing feature films other than those listed in subparagraph 8.(c) below, as to which Executive shall render no services other than those disclosed to and approved by the Board.

          (b) Executive shall assign or cause the appropriate entities to assign to Company all rights in the television program projects listed on Schedule I attached hereto, without reservation or restriction. Company has the right but not the obligation to proceed with development and/or production of the same.
If any payments or profit participations are payable to any third parties in the event of development or production of any such project, Company shall be obligated to assume and make such payments to the extent the same are disclosed on Schedule I.

          In the case of "Family Dinners," a project owned by Executive and Joe Mantegno, Executive may retain his interest, but will have no involvement in production.

          Any property listed in Schedule I which has not been committed for production during the Term pursuant to an agreement entered into during the Term, as the same may be extended or substantially negotiated during the Term or within six (6) months thereafter shall be re-assigned to Executive upon expiration of the term, subject to Company's continuing right to participate in ten (10%) percent of "profits" derived therefrom after re-assignment; if a property is the subject of a development agreement at time of termination, there shall be no re-assignment unless the property is subsequently abandoned.

          Company acknowledges that Executive has completed his services of the MCI/HBO project entitled, "Inside Out" and that Executive shall be entitled to retain any "passive" royalty (i.e. royalty for services rendered, with the understanding that no additional services are to be rendered) which he negotiates therefor.

          (c) Executive has warranted that he, PEP or limited liability companies own or will own and retain all rights including worldwide copyright in and to the following existing feature films (rights and obligations pertaining to which are outlined in Schedule II):

                                                       % of Executive's
                          Feature                          Interest
          ----------------------------------------     ---------------
          Out On My Feet (starring Robert De Nero)             0%
          Cholo                                               70%
          Camouflage                                          70%
          Salute Love                                         70%
          B & W Theatre                                       50%
                         (i)  Lake Boat
                         (ii) L. A. 49
                         (iii)  Camelot


with respect to each of such existing feature films other than "Out On My Feet" Executive shall assign and/or cause the appropriate limited liability company to assign to Company the percentage of Executive's (or his corporation's) interest (including any interest in "profits" as defined below) in any such existing feature film which is indicated opposite the title of each such project, subject to the following:

               (i) Although Company shall have no obligation to be involved in the development or production of the existing feature films referred to above, Company may request the right to receive a screen credit in connection with each such film (other than "Out on My Feet") the style, nature and placement of which shall be determined by Company and the production entity;

               (ii) Company shall have no obligation to render any services or furnish any funds in connection with any of the existing feature films as to which an interest is so assigned;

               (iii) the term "profits" as used above includes any participation in gross receipts (other than production costs or overhead costs incurred by Company if it were to elect to participate in the production of an existing feature film), adjusted gross receipts or net profits no matter how characterized, from all sources; additionally "profits" shall include any production fee, executive producer fees or other fees payable to Executive directly or through any entity in which he has or may have had an interest;

               (iv) Executive shall be entitled to complete rendition of non-exclusive consulting services with respect to "Out On My Feet," with respect to the other existing feature films Executive shall render only such service as may be disclosed to and approved by the Board; and

               (v) Executive has an interest in the feature or feature for television property known as "Port Chicago Mutiny." Executive shall not be obligated to divest his interest in that property but Executive shall not render any services to develop or produce the same during the term of the agreement.

          (d) If Executive or his corporations receive any fees (other than payments which he may receive upon divesting interests referred to above or payments which he is entitled to for reimbursement of expenses or past salary) or share of profits or fees not covered above, Executive shall make a full disclosure of the same to the Board and such fees or participation shall be deemed automatically assigned to Company.

              (e) During the Term of this agreement if Ecclesine continues to do business through PEP, that company will adopt a new or fictitious name which does not contain the word "Pritchard."

     9.   Applicable Law - California:
          ---------------------------


                                    FILM ROMAN, INC.


                                    By /s/ PHIL ROMAN
                                      ___________________________________
                                         Its Chairman


/s/ DAVID B. PRITCHARD
------------------------------------
DAVID B. PRITCHARD

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                                  SCHEDULE I
                                  ----------



                           Making Out/In

                           Tube Head

                           Town Limits

                           Tiffany & Jade


[This Schedule should set forth details pertaining to the existing television programs being assigned to Company]